Exhibit 10.31

TERMINATION BENEFITS AGREEMENT

          THIS AGREEMENT, dated as of the ____ day of ___________, 2007, is by and between Jack Henry & Associates, Inc., a Delaware corporation (hereinafter referred to as the "Company"), and ________________ (hereinafter the "Executive").

RECITALS:

          A.     The Board of Directors of the Company (the "Board") considers it essential to the best interests of the Company and its shareholders that its key management personnel be encouraged to remain with the Company and its subsidiaries and to continue to devote full attention to the Company's business in the event that any third person expresses its intention to complete a possible business combination with the Company, or in taking any other action which could result in a change in control of the Company. In this connection, the Board recognizes that the possibility of a change in control and the uncertainty and questions which it may raise among management may result in the departure or distraction of key management personnel to the detriment of the Company and its shareholders. The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of the Company's management to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company.

          B.     The Executive currently serves as a key executive of the Company and his or her services and knowledge are valuable to the Company in connection with the management of one or more of the Company's principal operating facilities, divisions, subsidiaries or functions.

          C.     The Board believes the Executive has made and is expected to continue to make valuable contributions to the productivity and profitability of the Company and its subsidiaries.

          D.     Should the Company receive any proposal from a third person concerning a possible business combination or any other action which could result in a change in control of the Company, the Board believes it imperative that the Company and the Board be able to rely upon the Executive to continue in his or her position, and that the Company and the Board be able to receive and rely upon his or her advice, if so requested, as to the best interests of the Company and its shareholders without concern that he or she might be distracted by the personal uncertainties and risks created by such a proposal, and to encourage Executive's full attention and dedication to the Company.

          E.     Should the Company receive any such proposal, in addition to the Executive's regular duties, the Executive may be called upon to assist in the assessment of such proposal, advise management and the Board as to whether such proposal would be in the best interests of the Company and its shareholders, and to take such other actions as the Board might determine to be necessary or appropriate.

TERMS AND CONDITIONS:

          NOW, THEREFORE, to assure the Company and its subsidiaries that it will have the continued, undivided attention, dedication and services of the Executive and the availability of the Executive's advice and counsel notwithstanding the possibility, threat or occurrence of a change in control of the Company, and to induce the Executive to remain in the employ of the Company and its subsidiaries, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

     1.     Change in Control

          For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred upon (a) the acquisition at any time by a "person" or "group" (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (excluding, for this purpose, the Company or any subsidiary or any employee benefit plan of the Company or any subsidiary) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 20% or more of the combined voting power in the election of directors of the then-outstanding securities of the Company or any successor of the Company; (b) the termination of service as directors, for any reason other than death, disability or retirement from the Board in accordance with Resolution 706 of the Board, as it may be amended or superseded, during any period of two consecutive years or less, of individuals who at the beginning of such period constituted a majority of the Board, unless the election of or nomination for election of each new director during such period was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period; (c) approval by the shareholders of the Company of liquidation of the Company or any sale or disposition, or series of related sales or dispositions, of 50% or more of the assets or earning power of the Company; or (d) approval by the shareholders of the Company and consummation of any merger or consolidation or statutory share exchange to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation or statutory share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation following the effective date of such merger or consolidation or statutory share exchange. A "Change in Control" shall not include any reduction in ownership of an affiliate of the Company so long as the entity continues to meet the definitions of those terms as contained in this Section.

     2.     Termination Prior to or Following Change in Control

          (a)     If any of the events described in Section 1 hereof constituting a Change in Control of the Company shall have occurred and the Executive's employment is terminated by the Company within the period commencing 90 days prior to, and ending two years following, such Change in Control, ("Applicable Period"), the Executive shall be entitled to the benefits described in Section 2(c) hereof (the "Severance Benefits"). Provided, that the Executive shall not be entitled to the Severance Benefits if his employment is terminated under the following circumstances:

               (i)     Termination by reason of the Executive's death;

               (ii)     Termination by reason of the Executive's disability; for the purposes of this Agreement, "disability" shall be defined as the Executive's inability by reason of illness or other physical or mental disability to perform the principal duties required by the position held by the Executive at the inception of such illness or disability for any consecutive 180-day period. A determination of "disability" shall be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive or, in the Executive's incapacity to designate a doctor, the Executive's legal representative. If the Company and the Executive cannot agree on the designation of a doctor, each party shall nominate a qualified medical doctor and the two doctors shall select a third doctor; the third doctor shall make the determination as to "disability"; or

               (iii)     Termination by the Company for "Cause". For purposes of this Agreement, "Cause" shall mean (A) failure of the Executive to adequately perform his duties assigned by the Board; (B) any act or acts of gross dishonesty or gross misconduct on the Executive's part which result or are intended to result directly or indirectly in gain or personal enrichment at the expense of the Company or its subsidiaries to which the Executive is not legally entitled; or (C) any material violation by the Executive of his or her obligations under this Agreement (other than any violation resulting from the Executive's incapacity due to physical or mental illness), which violation is demonstrably willful and deliberate on the Executive's part and which results in material damage to the business or reputation of the Company or its subsidiaries.

          (b)     If any of the events described in Section 1 hereof constituting a Change in Control of the Company shall have occurred and (i) any of the following events ("Good Reason") occurs during the Applicable Period, and (ii) the Executive, terminates employment during the Applicable Period, or if sooner, within two years following the initial existence of such Good Reason, he shall be entitled to the Severance Benefits:

    A material diminution of the Executive's authority, duties or responsibilities from those being exercised and performed by the Executive immediately prior to the Change of Control;

    A transfer of the Executive to a location which is more than 75 miles away from the location where the Executive was employed immediately prior to the Change of Control;

    A material diminution in the rate of the Executive's annual salary below his rate of annual salary immediately prior to the Change of Control; or

    A material breach by the Company of any incentive award agreement covering the Executive.

Provided, however, that Good Reason shall not be deemed to exist unless the Executive has first provided notice to the Company of the existence of one of the events described above within a period of 90 days from the initial existence of the event, and after such notice the Company has been provided a period of 30 days to eliminate the existence of Good Reason.

          (c) The Severance Benefits consist a cash payment ("Cash Payment"), an incentive benefit ("Incentive Benefit") and a welfare continuation benefit ("Welfare Continuation Benefit").

                The Cash Payment is a payment equal to 200% of (i) the Executive's annual salary rate in effect upon the termination under Section 2(a) or (b), plus (ii) the target bonus in effect upon such termination. Payment of this benefit shall be made as follows: (i) 50% in equal monthly installments for 12 months following the later of (a) such Change of Control, or (b) the Executive's termination of employment, payable on the first business in each such month, and (ii) 50% in a single lump cash sum at the end of such 12 months, it being understood that the a portion of such 12 monthly installments qualify as a short term deferral exception ("Short Term Deferral Exception") to the definition of deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the remaining 12 monthly installments qualify as the exception to the definition of deferred compensation under Section 409A as an involuntary separation from service ("Involuntary Separation from Service Exception"). Provided, however, any portion of such 12 monthly installments which do not qualify as either the Short Term Deferral Exception or the Involuntary Separation from Service exception shall be paid in a single lump cash sum on the first business day of the seventh month following the later of (i) such Change of Control, or (ii) the Executive's termination of employment.

                The Incentive Benefit consists of full vesting of the Executive in all outstanding stock options and other long term incentives, and the lapsing of all restrictions on restricted stock.

                The Welfare Continuation Benefit consists of cash payments to the Executive equal to the amount required to pay COBRA insurance premiums and to otherwise continue coverage under the Company's life insurance, disability, dental and medical plans (with dental and medical coverage to include any family coverage regardless of whether the Executive dies) for 18 months following the later of (i) such Change of Control, or (ii) the Executive's termination of employment, provided that the Welfare Continuation Benefit shall cease upon the Executive's becoming entitled to comparable benefits under a subsequent employer's arrangements.

     3.     Excise Tax Payments.

          Notwithstanding anything contained in this Agreement to the contrary, in the event that any payment (within the meaning of Section 280G(b)(2) of the Code), or distribution to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his or her employment with the Company (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax, then the total amount payable hereunder shall be reduced to $1 less than 300% of the Executive's "base amount" within the meaning of Section 280G of the Code.

     4.     Mitigation

          The Executive is not required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement, and employment by the Executive will not reduce or otherwise affect any amounts or benefits due the Executive pursuant to this Agreement.

     5.     Successors

          (a)     The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. For purposes of this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

          (b)     This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, beneficiaries, devises and legatees. If the Executive should die while any amounts are payable to him or her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, beneficiary or other designee or, if there be no such designee, to the Executive's estate.

     6.     Notices

          For the purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the third business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:

[To Be Provided]

If to the Company:

Jack Henry & Associates, Inc.
663 Highway 60
PO Box 807
Monett, Missouri 65708
Attention: Chief Financial Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     7.     Governing Law

          The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Missouri, without regard to principles of conflicts of laws.

     8.     Miscellaneous

          No provisions of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Section headings contained herein are for convenience of reference only and shall not affect the interpretation of this Agreement.

     9.     Counterparts

          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which will constitute one and the same instrument.

     10.     Non-Assignability

          This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 11. Without limiting the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by the Executive's will or trust or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this paragraph the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

     11.     No Setoff

          The Company shall have no right of setoff or counterclaim in respect of any claim, debt or obligation against any payment provided for in this Agreement.

     12.     Non-Exclusivity of Rights

          Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries or successors and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any of its subsidiaries or successors. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

     13.     No Guaranteed Employment

          The Executive and the Company acknowledge that this Agreement shall not confer upon the Executive any right to continued employment and shall not interfere with the right of the Company to terminate the employment of the Executive at any time.

     14.     Invalidity of Provisions

          In the event that any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law in any jurisdiction, the validity or enforceability of the remaining provisions thereof shall be unaffected as to such jurisdiction and such adjudication shall not affect the validity or enforceability of such provision in any other jurisdiction.

     15.     Non-Waiver of Rights

          The failure by the Company or the Executive to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of the Company or the Executive thereafter to enforce each and every provision in accordance with the terms of this Agreement.

     16.     Effect on Prior Termination Benefits Agreement

          This document replaces and supersedes any prior Termination Benefits Agreement entered into between the Company and the Executive.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

JACK HENRY & ASSOCIATES, INC.

By:

EXECUTIVE: